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                                SECOND AMENDMENT

     THIS SECOND AMENDMENT (the "Amendment") is made and entered into as of 14 August, 2000, by and between EOP-TEN CANAL PARK, L.L.C., a Delaware limited liability company ("Landlord"), and ASPEN TECHNOLOGY, INC. a Massachusetts corporation ("Tenant").

                                   WITNESSETH

A. WHEREAS, Landlord (as successor in interest to Beacon Properties, L.P.) and Tenant are parties to that certain lease dated the 30th day of January, 1992, for premises currently containing approximately 110,843 rentable square feet of space (the "Premises") on the first (1st) through the sixth
     (6th) floors of the building commonly known as Ten Canal Park and the address of which is Ten Canal Park, Cambridge, Massachusetts 02141 (the "Building"), which lease has been previously amended by a First Amendment dated May 5, 1997 (collectively, the "Lease"); and

B. WHEREAS, the Lease by its terms shall expire on September 30, 2002 ("Prior Termination Date"), and the parties desire to extend the Term of the Lease, all on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows;

I. EXTENSION. The Lease Term is hereby extended for a period of 120 months and shall expire on September 30, 2012 ("Extended Termination Date"), unless sooner terminated in accordance with the terms of the Lease. That portion of the Lease Term commencing the day immediately following the Prior Termination Date ("Extension Date") and ending on the Extended Termination Date shall be referred to herein as the "Extended Term." Tenant acknowledges that this extension is in fulfillment of Tenant's options to extend contained in Paragraph 1 of Exhibit D to the Lease and, accordingly, that said Paragraph 1 shall be no further force of effect.

II. MONTHLY BASIC RENT. As of the Extension Date, the schedule of monthly installments of Basic Rent payable with respect to the Premises during the Extended Term is the following:

          A. Sixty (60) equal installments of Three Hundred Forty-One Thousand Seven Hundred Sixty-Five and 92/100 Dollars ($341,765.92) each payable on or before the first day of each month during the period beginning October 1, 2002 and ending September 30, 2007.

          B. Sixty (60) equal installments of Three Hundred Forty-Eight Thousand Six Hundred Ninety-Three and 60/100 Dollars ($348,693.60) each payable on or before the first day of each month during the period beginning October 1, 2007 and ending September 30, 2012.

     All such Basic Rent shall be payable by Tenant in accordance with the terms of Section 3.1 of the Lease.

III. ESCALATION CHARGES. For the period commencing on the Extension Date and ending on the Extended Termination Date, Tenant shall pay the Escalation Charges for the Premises as set forth in the Lease.

IV.  IMPROVEMENTS TO PREMISES.

     A. CONDITION OF PREMISES. Tenant is in possession of the Premises and accepts the same "as is" without any agreements, representations, understandings, or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.
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     B.  Cost of improvements to Premises. Any construction, alterations or improvements made to the Premises shall be made at Tenant's sole cost and expense.

V.  SECURITY DEPOSIT.

         A security deposit in the amount of $683,531.84 ("Security Deposit") shall be delivered to Landlord no later than September 1, 2000 by Tenant and shall be held by Landlord without liability for interest (unless required by law) as security for the performance of Tenant's obligations. All or part of the Security Deposit may be in the form of an irrevocable letter of credit (the "Letter of Credit"), which Letter of Credit shall: (a) be in the amount of $683,531.84; (b) be issued on the form attached hereto as Exhibit A; (c) name Landlord as its beneficiary; (d) be drawn on an FDIC insured financial institution satisfactory to the Landlord; and (e) expire no earlier than sixty (60) days after the Termination Date of this Lease. If Landlord intends to assign Landlord's interest in the Lease, Tenant shall, upon notice from Landlord, deliver to Landlord an amendment to the Letter of Credit naming Landlord's assignee as the beneficiary thereof. If Tenant fails to deliver such amendment within seven (7) days after notice from Landlord, Landlord shall have the right to draw down the entire amount of the Letter of Credit and hold the proceeds thereof as a Security Deposit in accordance with this Section V. The Security Deposit is not an advance payment of Rent or a measure of Tenant's liability for damages. Landlord may, from time to time, without prejudice to any other remedy, use all or a portion of the Security Deposit to satisfy past due Rent or to cure any uncured default by Tenant. If Landlord uses the Security Deposit, Tenant shall on demand restore the Security Deposit to its original amount (which may be achieved by providing an additional letter of credit for the amount so drawn), Landlord shall return any unapplied portion of the Security Deposit to Tenant within 45 days after the last to occur of: (1) the determination of Tenant's Escalation Charge for the final year of the Term;
    (2) the date Tenant surrenders possession of the Premises to Landlord in accordance with this Lease; or (3) the Termination Date. If Landlord transfers its interest in the Premises, Landlord may assign the Security Deposit to the transferee and, following the assignment, provided that (i) Landlord provides the Tenant with notice of such transfer, and (ii) such transferee assumes Landlord's obligations with respect to the Security Deposit, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts.

         Notwithstanding anything herein to the contrary, the Security Deposit will be adjusted each November 1, beginning November 1, 2003, as follows:
    Tenant will inform Landlord by October 15 of each year (i) of the ratio, as of October 1, of the current assets of Tenant to the current liabilities of Tenant, determined in accordance with generally accepted accounting principles, consistently applied (United States) ("Tenant's Current Ratio"), and (ii) whether Tenant has shown a net profit, determined in accordance with generally accepted accounting principles, consistently applied (United States), for the quarter ending on the previous September 30. If Tenant's Current Ratio is less than 2.0:1, or if Tenant has not shown a net profit for the quarter ending on the previous September 30, then Tenant shall provide Landlord with an additional Security Deposit of $341,765.92, provided that the Security Deposit shall never exceed $1,025,297.76. Beginning November 1, 2005, if Tenant's Current Ratio is greater than 2.0:1, and if Tenant has shown a net profit for the quarter ending on the previous September 30, then provided Tenant is not in default beyond any applicable notice and cure periods under this Lease as of the effective date of any reduction of the Security Deposit, the Security Deposit shall be reduced by $341,765.92. In all events, a certificate of Tenant, executed by Tenant's chief executive officer or Tenant's chief financial officer, shall be sufficient to establish such ratio in any instance.

VI. Renewal Option

    A. Tenant shall have the right to extend the Lease Term (the "Renewal Option") for one additional period of 5 years commencing on the day following the Extended Termination Date of the Lease Term and ending on the 5th anniversary of the Extended Termination Date (the "Renewal Term"), if:

                                      -2.
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     1. Landlord receives notice of exercise ("Renewal Notice") not less then twenty-four (24) full calendar months prior to the Extended Termination Date and not more than twenty-seven (27) full calendar months prior to the Extended Termination Date; and

     2. Tenant is not in default under the Lease beyond any applicable cure periods at the time that Tenant delivers its Renewal Notice (hereinafter defined); and

     3. Not more than twenty-five percent (25%) of the Premises is sublet at the time that Tenant delivers its Renewal Notice;

     4. If applicable, the Renewal Notice shall not apply to any part of the Premises that is sublet at the time that Tenant delivers its Renewal Notice (in other words, Tenant can only renew the Lease with respect to those portions of the Premises which have not been sublet); and

     5. The Lease has not been assigned prior to the date that Tenant delivers its Renewal Notice (but the foregoing prohibition shall not apply to an assignment of the Lease to(i) an entity directly or indirectly controlling, controlled by or under common control with Tenant; (ii) any entity owning or controlling fifty percent (50%) or more of the outstanding voting interests of Tenant; (iii) any entity of which Tenant owns or controls fifty percent (50%) or more of the voting interests; (iv) any entity into which Tenant is merged or consolidated; (v) any corporation or other entity resulting from the consolidation of Tenant with some other entity; or (vi) a successor corporation or some other entity arising from any bona fide reorganization of Tenant (each of the entities described in (i)-(vi) being hereafter referred to as an "Affiliate"), provided that such Affiliate agrees directly with Landlord to be bound by all obligations of Tenant under the Lease).

     Upon the timely giving of the Renewal Notice, the term of the Lease shall be extended for the Renewal Term without the need for further act or deed of either party, upon all of the same terms and conditions of the Lease as are in effect immediately preceding the Renewal Term, except that the Basic Rent payable during the Renewal Term shall be as set forth in Paragraph B of this
Section VI, and determined in accordance with Paragraph D of this Section VI. If Tenant fails timely to give the Renewal Notice, Tenant shall have no further right to renew the term of the Lease pursuant to this Section VI, time being of the essence of this Section VI.

     B. The Basic Rent rate per rentable square foot for the Premises during the Renewal Term shall equal the Fair Market Rental Value, as defined in Paragraph 4 of Section 1 of Exhibit D to the Lease, provided however, that in no event shall the sum of Basic Annual Rent and Escalation Charges payable by Tenant for any twelve-(12)-month period during the Renewal Term be less than the sum of Basic Annual Rent and Escalation Charges payable by Tenant in respect of the twelve-(12)-month period immediately preceding the commencement of the Renewal Term.

     C. Tenant shall pay Escalation Charges for the Premises during the Renewal Term in accordance with the terms and conditions of the Lease.

     D. Within thirty (30) days after receipt of Tenant's Renewal Notice, Landlord shall advise Tenant of Landlord's designation of the applicable Basic Rent rate for the Premises for the renewal Term. Tenant, within thirty (30) days after the date on which Landlord advises Tenant of the applicable Basic Rent rate for the Renewal Term, shall either (i) give Landlord final binding written notice ("Acceptance Notice") that it has accepted Landlord's designation, or
(ii) if Tenant disagrees with Landlord's designation, provide Landlord with written notice ("Arbitration Notice") submitting Tenant's disagreement to arbitration in accordance with the procedures set forth in the paragraph entitled "Dispute as Fair Market Rent" in Paragraph 1 of Exhibit D of the Lease. If Tenant fails to provide Landlord with either an Acceptance Notice or an Arbitration Notice within such thirty (30) day period, Tenant shall conclusively be deemed to have accepted Landlord's designation of the Basic Rent rate for the Renewal Term. If Tenant timely gives an Arbitration Notice, then, unless the parties otherwise agree in writing, the decision of the arbitrators, in accordance with said Paragraph 1 of Exhibit D to the Lease, shall be conclusive

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and binding upon the parties.

      E. If Tenant is entitled to and properly exercises its Renewal Option, the parties shall, promptly after the Basic Rent for the Renewal Term is determined in accordance with Paragraph D above, execute an amendment (the "Renewal Amendment") to confirm the exercise of Tenant's Renewal Option and reflecting only changes in the Basic Rent, Lease Term, Termination Date and other appropriate terms. The execution of the Renewal Amendment shall not be a condition to the exercise by Tenant of Tenant's Renewal Option (the parties hereby acknowledging and agreeing that the timely giving of Tenant's Renewal Notice and the satisfaction of all of the conditions to the exercise of Tenant's Renewal Option, as set forth in Paragraph A above, shall be sufficient to bind both parties to the exercise of Tenant's Renewal Option).

VII Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date hereof (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

      A. NOTICES

         For all purposes of the Lease, the notice address for the Landlord is as follows:

         EOP-One Canal Park, L.L.C.
         c/o Equity Office Properties
         245 First Street
         Cambridge, Massachusetts 02142
         Attention: Building Manager

         With copy to:

         Equity Office Properties
         Two North Riverside Plaza
         Suite 2200
         Chicago, Illinois 60606
         Attention: Northeast Regional Counsel Equity Office Properties

         For all purposes of the Lease, the notice address for Tenant is as follows:

         Aspentech
         Ten Canal Park
         Cambridge, MA 02141
         Attn: Facilities Manager

         With copy to:

         Bingham Dana LLP
         150 Federal Street
         Boston, MA 02110
         Attn: Henry S. Healy, Esq.

     B. Section 14.29 is hereby deleted in its entirety and of no further force or effect.

     C. The phrase "(including the Fixed Management Fee, as said term is defined in Section 14.29 of the Lease)" is hereby deleted from Paragraph B.1 of Exhibit E to the Lease, and replaced with the following: "(including a management fee not to exceed four percent (4%) of gross revenues)".

VIII. Miscellaneous.

     A. This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been

                                      -4.

     provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

B. Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

C. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

D. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

E. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

F. Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than the Trammell Crow Company. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the "Landlord Related Parties") harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment other than the Trammell Crow Company. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment other than the Trammell Crow Company. Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the "Tenant Related Parties") harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment other than the Trammell Crow Company. Landlord agrees to pay Trammell Crow Company a brokerage commission in accordance with a separate written agreement between Landlord and Trammell Crow Company.



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     IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.


WITNESS/ATTEST:                        LANDLORD:

                                       EOP-TEN CANAL PARK, L.L.C., A Delaware
                                       limited liability company

                                          By: EOP Operating Limited Partnership,
                                              a Delaware limited partnership,
                                              its sole member

                                            By: Equity Office Properties Trust,
                                                a Maryland real estate invest-
                                                ment trust, its managing
                                                general partner
/s/ Kim Ruby
-------------------------------------
Name (print):  Kim Ruby                    By: /s/ Maryann G. Suydam
             ------------------------          ---------------------------------

-------------------------------------      Name:  Maryann G. Suydam
                                                --------------------------------

Name (print): -----------------------      Title: Regional Senior Vice President
                                                  ------------------------------


WITNESS/ATTEST:                            TENANT:
                                           ASPEN TECHNOLOGY, INC., a
                                           Massachusetts corporation

-------------------------------------      By: /s/
                                               ---------------------------------

Name (print): -----------------------      Name: -------------------------------

-------------------------------------      Title: ------------------------------

Name (print): -----------------------



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